EXHIBIT 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com
XenoPort Adopts Stockholder Rights Plan
SANTA CLARA, CA — December 16, 2005 — XenoPort, Inc. (Nasdaq: XNPT) announced today that its board of directors approved the adoption of a Stockholder Rights Plan, under which all stockholders of record as of January 13, 2006 will receive rights to purchase shares of a new series of preferred stock.
The Rights Plan is designed to enable all XenoPort stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire XenoPort. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.
The rights will be distributed as a non-taxable dividend and will expire ten years from the record date. The rights will be exercisable only if a person or group acquires 15% or more of the XenoPort common stock or announces a tender offer for 15% or more of the XenoPort common stock. If a person acquires 15% or more of XenoPort’s common stock, all rights holders, except the 15% acquiror, will be entitled to acquire XenoPort common stock at a discount. The effect will be to discourage acquisitions of more than 15% of XenoPort’s common stock without negotiations with the board of directors.
The rights will trade with XenoPort’s common stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. XenoPort’s board of directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.
About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort’s most advanced product candidate, XP13512, has successfully completed a Phase 2b clinical trial for the treatment of restless legs syndrome, or RLS, and a Phase 2a clinical trial for the management of post-herpetic neuralgia. XenoPort anticipates commencing Phase 3 clinical trials of XP13512 in RLS patients in the first half of 2006. XenoPort has also completed an initial Phase 1 clinical trial of XP19986, a Transported Prodrug of R-baclofen. This trial demonstrated that XP19986 was suitable for twice-a-day dosing and was well tolerated with few adverse events at the doses tested. XenoPort has commenced additional studies of XP19986, including a Phase 2a clinical trial in gastroesophageal reflux disease, or GERD, patients.
To learn more about XenoPort, please visit the web site at www.XenoPort.com.
Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to future stockholder investment value, acquisition activities, our future clinical development programs for XP13512 and XP19986 and our future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512 and XP19986; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 3, 2005. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
XenoPort is a registered U.S. trademark.
Source code: XNPT2G

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